Exhibit 99.1

Acorn Energy Announces Redemption of 10% Convertible Debentures
Montchanin, Delaware; January 2, 2008. Acorn Energy, Inc. (NASDAQ Stock Market: ACFN), formerly Acorn Factor, Inc. today announced that it has elected to redeem on January 29, 2008 all of its then outstanding 10% Convertible Redeemable Subordinated Debentures due March 30, 2011. The redemption price is equal to the outstanding principal amount of the debentures, plus accrued and unpaid interest thereon to the redemption date. Payment of the redemption price will be made against presentation and surrender of the original debentures. The Company has sent notice of the redemption to each of the debenture holders.

Under the terms of the debentures, at any time prior to 5:00 p.m. Eastern Standard time on January 29, 2008, each debenture holder may convert up to 50% of the original principal amount of the debenture, less any amounts previously converted, into the Company’s common stock, at a conversion price of $3.80 per share.

Debentures with an aggregate principal amount of approximately $6.5 million are outstanding, of which approximately $3.1 million is convertible.

About Acorn Energy, Inc.

Acorn Energy, Inc. (formerly known as Acorn Factor, Inc.) specializes in acquiring and accelerating the growth of emerging ventures that promise improvement in the economic and environmental efficiency of the energy sector. Acorn Energy aims to take primarily controlling positions in companies led by great entrepreneurs and add value by supporting those companies with branding, positioning, strategy and business development. Acorn Energy is a global company with equity interests in Comverge, the leading clean capacity provider of energy solutions through demand response; CoaLogix, Inc. and its subsidiary SCR-Tech LLC, the leading provider of catalyst regeneration technologies and services to reduce NOx emissions by fossil-fuel power plants; Gridsense, a pioneer in remote monitoring and control of the electric grid; Paketeria AG, a German super services provider; dsIT a leader in underwater security systems for strategic coastal energy infrastructure; and Local Power, Inc., the creator of Community Choice Aggregation, a revolution in renewable power and retail markets for electricity. Additional information about the Company is available at www.acornenergyinc.com.

CONTACT:
Christianna Miller
Director of Communications
Acorn Energy, Inc.
(302)-656-1707